The results of the second quarter and first half of 2014 consolidate the Companies of BRF S.A..

All statements contained herein with regard to the Company’s business prospects, projected results and the potential growth of its business are mere forecasts, based on local management expectations in relation to the Company’ s future performance. Dependent as they are on market shifts and on the overall performance of the Brazilian economy and the sector and international markets, such estimates are subject to changes.

2Q14 RESULTS

2Q14 RESULTS HIGHLIGHTS

OPERATIONAL NET	of R$7.7 billion with a growth of 2.2% in relation to 2Q13
SALES

GROSS PROFIT	reached R$2.0 billion, 8.9% higher than 2Q13, an increase of 1.7
p.p. of gross margin to 26.6%

EBITDA	reached R$1.0 billion, 25.1% higher, with an EBITDA margin of
13.0% against 10.6% in 2Q13

NET INCOME	reached R$267.1 million, 28.1% higher, with a net margin of 3.5%
against 2.8% in 2Q13

FREE CASH FLOW	of R$954.0 million, 161.4% higher than 2Q13

NET DEBT	reached R$5.1 billion, 31.1% less than reported for 2Q13,
resulting in a net debt to EBITDA ratio (last twelve months) of
1.51 times versus 2.59 times in 2Q13

OPERATIONAL HIGHLIGHTS 2Q14

Domestic Market:

• Conclusion of the sales force consolidation stage of the new go-to-market (GTM) process: - Preliminary results are encouraging with better cross selling between brands and greater capillarity

• Process of portfolio rationalization is already implemented for 95% of production and 50% of the SKU’s were removed from the point of sales

• The Zero Based Budget Project came to an end and it’s results will be captured through the second half of the year

International Markets:

• Continuity of the strategy of reducing volume with a focus on returns

• Conclusion of acquisition of a 40% stake of the equity of the AKF distributor, (Sultanate of Oman)

• Conclusion of the acquisition of the additional economic rights of Federal Foods

OPERATING PROFIT EVOLUTION 2Q14 vs 2Q13 - R$ million

+37.6%
503
40
149
DM 159
FS -11
Dairy 1
692
2Q13 EBIT
International Markets
Brazil
(DM, FS, Dairy)
2Q14 EBIT

OPERATING PROFIT EVOLUTION 1H14 vs 1H13 - R$ million

+21.3%
1.034
189
31
DM 94
FS - 25
Dairy -38
1.254
1H13 EBIT
International Markets
Brazil
(DM, FS, Dairy)
1H14 EBIT

OPERATIONAL NET SALES EVOLUTION NOR - R$ million

+2.2%
volume -12.0%
price/mix +16.1%
+2.0%
volume -9.8%
price/mix +13.0%
7,525
7,578
8,208
7,339
7,691
14,734
15,030
2Q13
3Q13
4Q13
1Q14
2Q14
1H13
1H14

GROSS PROFIT R$ million

EBITDA R$ million

NET INCOME R$ million

OPERATIONAL NET SALES BREAKDOWN (%) 2Q14

COST OF GOODS SOLD (COGS)

COGS/sales VOLUME
(R$/kg)
+13.6%
3,71
3,97
4,17
4,07
4,21
2Q13
3Q13
4Q13
1Q14
2Q14

SALES, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A) - R$ million

FINANCIAL POSITION

• Funding in the Capital Markets:

     - Bond Issue: US$ 750 million: 10 years, coupon of 4.75% per year (yield to maturity at issuance of 4.952%), which increased the duration of our foreign debt profile from 6.4 years end of 1Q14 to 7.2 years at the end of 2Q14 and average cost of Dollar denominated debt from 5.50% to 5.03%p.a.

     - Revolving Credit Line: Negotiation of US$ 1.0 billion: 5 years, this line substitutes the previous one, and has improved conditions and rates

COSTS, TERMS AND PROFILE

	R$	US$	Total
Average Cost (Annual)	6.87%	5.03%	
Average Term (Years)	1.7	7.2	5.2

RURAL
11%
OTHERS
4%
TRADE FINANCE
21%
CAPITAL MARKET
55%
BNDES AND OTHERS
12%

DEBT MATURITY SCHEDULE

R$ million

2014	2015	2016	2017	2018 on	TOTAL
1,921	995	320	787	6,332	10,355*

1,149 (Rural credit)

* Excludes position of other financial liabilities booked to the Balance Sheet for R$ 113 million pursuant to Explanatory Note 4.1.f of the ITR for 2Q14

FINANCIAL LEVERAGE R$ million

* Exchange Rate of the last day of each quarter

Reduction in leverage given the improvement in both operating performance as well as capex/working capital discipline

INVESTMENTS 1H14 R$ million

GUIDANCE 2014 – R$ 1.5 billion
198
156
114
252
71
15
Growth
Support
Efficiency
Biological Assets
Acquisitions/ Others
Leasing
CAPEX (1H14): R$ 806 million

WORKING CAPITAL

FINANCIAL CYCLE

(Receivables + Inventories – Payables)/Net Sales

% 3 Accounts/Net Sales
Working Capital (days)
17%
16%
15%
14%
13%
12%
11%
10%
9%
70
65
60
55
50
45
40
35
63.4
63.1
68.5
67.4
65.5
65.5
61.3
56.0
58.4
57.4
56.2
49.5
41.8
36.4
15.7%
15.6%
16.8%
17.1%
16.2%
16.3%
15.3%
14.5%
14.8%
14.6%
14.0%
13.0%
11.0%
9.8
1Q11
2Q11
3Q11
4Q11
1Q12
2Q12
3Q12
4Q12
1Q13
2Q13
3Q13
4Q13
1Q14
2Q14
3 Accounts/Net Sales
Financial Cycle

BRF’s administration is focused on delivering lower working capital needs in a consistent and sustainable manner, with further value creation to its shareholders

FREE CASH FLOW EVOLUTION

FCF*

(EBITDA – Change in Working Capital - Capex)

Strong FCF generation is a result of operational improvements, greater efficiency in the use of working capital and optimization of Capex

* does not consider taxes

2Q14 LAUNCHES

TOTAL 2Q14: 24 LAUNCHES

Sadia
Soltíssimo
Sadia
Soltíssimo
Sadia
Soltíssimo

DOMESTIC MARKET

18 New SKUs

FOOD SERVICES

2 New SKUs

INTERNATIONAL MARKETS

4 New SKUs

Sadia
Frango Fácil!
Sadia
Frango Fácil!
Coxas
Sadia
Frango Fácil!
Sobrecoxas
Sadia
de Frango
Sadia
Pernil

MARKET SHARE (VALUE) – Last Reading

52.0%
49.7%
58.3%
57.4%
11.0%
Specialty meats
1
Pizza with filling
2
Frozen products
3
Margarines
4
Refrigerated (dairy) products
5

Reading:

1: May/June; 2: May/June; 3: April/May; 4: April/May; 5: April/May

Source: AC Nielsen

DOMESTIC MARKET

DOMESTIC MARKET NET SALES EVOLUTION R$ million

DOMESTIC MARKET

• Increase of average price in 2Q14 compared to 2Q13, principally due to the passing on of costs and improvements of the portfolio mix. This increase is reflected in the increase of sales revenues in the period as well as in its operating result.

• Impact of other sales line, together with our strategy of divesting the cattle business has resulted in a year-over-year decline in volume.

• If we exclude the other sales line from the results for the domestic market, we have a smaller decline of volumes of 3.1% and an increase of price/mix of 9.9% when compared with 2Q13 performance.

INTERNATIONAL MARKETS

INTERNATIONAL MARKETS

• The increase in revenue in 2Q14 compared with 1Q14 was influenced by better pricing policy in dollars, which was positively impacted by the company’s strategy of reducing volumes, due to a more profitable product mix and a better balance of inventories

INTERNATIONAL MARKETS – 2Q14

MIDDLE EAST	EUROPE

• The improvement in revenue in 2Q14 reflects the increase in volume from local operations compared to the preceding quarter and an improvement in prices	• The increase of prices due to continuing economic recovery in Europe contributed to the increase of revenues in 2Q14

EURASIA	ASIA

• Shortage of world pork meat supply as well as Russia´s embargo towards some countries, affected prices and volumes in this market primarily in relation to the 1Q14	• A better balance of inventory in the Japanese market increased average prices and consequently, revenues in 2Q14 in relation to 1Q14

;

AMERICAS AFRICA

• Improvement in revenue in 2Q14 in relation • Decrease in revenue and volume due to 1Q14, impacted primarily by the increase primarily the initial work in adjusting the in volumes to Venezuela portfolio, prioritizing higher value-added products

FOOD SERVICES

FOOD SERVICES

• World Cup and lower beef volumes prevented the company from a higher growth in 2Q14 • Decline in operating margin was due to pressure from production costs, especially grains and beef animal protein

DAIRY

DAIRY

  Increase in average prices due to the improvement in product mix and pass through of costs, contributing to an improvement in revenue when compared to 1Q14, with a consequent improvement in operating profit